Exhibit 99.1

Stitch Fix Announces Founder and Chief Executive Officer Katrina Lake to become Executive Chairperson and Elizabeth Spaulding to become Chief Executive Officer of Stitch Fix August 1, 2021

San Francisco, Calif. (April 13, 2021) - Stitch Fix Inc. (NASDAQ: SFIX), the leading online personal styling service, today announced Founder and CEO Katrina Lake will transition to the role of Executive Chairperson of the Board, effective August 1, 2021. Stitch Fix's Board of Directors will be appointing President, Elizabeth Spaulding, to the role of Chief Executive Officer of Stitch Fix and electing her to the Board of Directors, effective August 1 2021.
Lake will remain closely connected to the company. In addition to her role as Executive Chairperson, she will remain an employee with a focus on Stitch Fix's social impact efforts, in particular the intersection between sustainability and technology in apparel retail. She will also continue her engagement with the brand and merchandising partnerships that fuel our marketing, and retain a close connection with our leadership, to ensure we hire the very best talent for Stitch Fix's future.

Katrina founded Stitch Fix in 2011 when she was a Harvard Business School student. She took the company public in 2017 and in doing so was the youngest woman at the time to ever take a company public. Since then, Katrina has grown Stitch Fix into an industry leading business with an annual revenue of $1.7bn, serving nearly 4 million clients across the U.S and U.K, employing 8,000 people and shipping thousands of personalized items of apparel every day.

In an email shared with the company today, Lake said, "In founding Stitch Fix, I was inspired by a very human problem, to help people look and feel their best by finding clothes they love. Ten years into this journey, I'm even more inspired by this simple mission, proud of the way we've delivered against it, and incredibly optimistic about our future," said Lake. "The impact Elizabeth has already had, combined with the compelling future vision she's mapped out and is leading us toward, make this the right time for a leadership transition that will usher in the next generation for Stitch Fix, for our business, our people and our clients."

In her current role of President, Spaulding is focused on driving the next phase of the company's growth, including the expansion of the next generation of consumer shopping experiences, inventory management innovations and international expansion efforts.

"I am so grateful to Katrina and the Board for the opportunity to take Stitch Fix on the next phase of its journey," said Spaulding. "The opportunity that we have ahead of us at Stitch Fix is extraordinary, and grounded in Katrina's vision and last 10 years of building personalization at scale. We are creating experiences that will change the way people shop for generations to come. Given the seismic shift of apparel moving online, Stitch Fix is incredibly well positioned to become one of the most innovative and most transformative companies in the world. And, we can do it all with a deep commitment to bringing joy, inspiration and convenience to all of our clients around the world."

Prior to Stitch Fix, Spaulding spent more than 20 years at Bain & Company, where she was a partner, served on the Board of Directors and was Global Head and Founder of the Digital Practice. During this time, she helped lead digital transformations for market-leading companies across the consumer and technology sectors. She also led the firm's innovation efforts through partnerships and M&A.

About Stitch Fix, Inc.

Stitch Fix is an online personal styling service that is reinventing the shopping experience by delivering one-to-one personalization to our clients through the combination of data science and human judgment. Stitch Fix was founded in 2011 by CEO Katrina Lake. Since then, we’ve helped millions of women, men, and kids discover and buy what they love through personalized selections of apparel, shoes, and accessories, curated by Stitch Fix stylists and algorithms. For more information about Stitch Fix, please visit https://www.stitchfix.com.
Media Contact
kathryn.hull@stitchfix.com